Saia Inc. – Saia – Earnings Conference Call Transcript – 02/02/2024 10:00 AM ET

Company Participants

Doug Col - Executive Vice President & Chief Financial Officer

Fritz Holzgrefe – President & Chief Executive Officer

Conference Call Participants

Chris Wetherbee – Citigroup

Amit Mehrotra – Deutsche Bank

Scott Group - Wolfe Research

Jack Atkins – Stephens

Ken Hoexter – Bank of America

James Monigan – Wells Fargo

Bruce Chan – Stifel

Jordan Alliger – Goldman Sachs

Eric Morgan – Barclays

Ravi Shanker – Morgan Stanley

Jason Seidl – TD Cowen

Tom Wadewitz – UBS

Stephanie Moore – Jefferies

Bascome Majors – Susquehanna

Jonathan Chappell – Evercore ISI

Tyler Brown – Raymond James

Operator

Thank you for standing by. My name is Eric, and I will be your conference operator today. At this time, I would like to welcome everyone to the Q4 2023 Saia Incorporated Earnings Conference Call.

[Operator Instructions]

I would now like to turn the call over to Doug Col, Saia's Executive Vice President and Chief Financial Officer. Please go ahead.

Doug Col

Good morning, everyone. Welcome to Saia's Fourth Quarter 2023 Conference Call. With me for today's call is Saia's President and Chief Executive Officer, Fritz Holzgrefe. Before we begin, you should know that during the call, we may make certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties and actual results may differ materially. We refer you to our press release and our SEC filings for more information on the exact risk factors that could cause actual results to differ.

I'll now turn the call over to Fritz for some opening comments.

Fritz Holzgrefe

Good morning, and thank you for joining us to discuss Saia's fourth quarter and full year results. I must start my comments today with a word of thanks to the entire Saia team for their dedicated efforts as we work through volatile business trends in 2023. We started our 100th anniversary year with an engaged team that delivered a record number of shipments in 2023, just shy of 8 million in total for the year and in turn, 2023 revenue of $2.9 billion was also a record for our company.

2023 was really a tale of two halves. Both shipments and tonnage per Workday were down year-over-year and for the first six months of the year, continuing a trend which we began in the second half of 2022, as the industrial economy slowed.

Turning the calendar to the month of July, our industry experienced a generational type of moment as a large national competitor began limiting service and, ultimately, ceased operations. At Saia, we saw volumes increase by as much as

10% to 20% on a given day from trends just a month earlier. Our contingency planning in advance of this change put us in a position to handle the increased volumes almost seamlessly while still maintaining excellent service for our customers.

In the months that followed that initial surge in business, we increased our staffing levels by adding nearly 1,500 dedicated employees in the second half of the year, 90% of which were drivers, dock workers and frontline leadership to support growth. We have focused our team on taking care of the customer.

As we absorbed all the growth in the second half, we have continued the painstaking process of investing in our network to maintain our service, while also optimizing how we provide the service with our expanding linehaul and driving teams. We have plans to open 15 to 20 new terminals in 2024. Our teams are committed to accomplishing this with an eye on always putting the customer first. Those customer-first initiatives have been the cornerstone of our success over the last several years and included in that is our desire to have more locations through which to serve new and existing customers.

In Q4, Mastio released its latest survey results. The results highlight a couple of significant achievements for Saia. First, the scores highlight our continued improvement and positive feedback from our customers who are recognizing Saia's ongoing investment in service. Second, it's becoming increasingly evident that customers are viewing us as a leading national LTL provider, reflecting not only our investments in service, but the expanding footprint.

It is critical to note, there has been no drop-off in perceived levels of service. Importantly, we've added nearly 20 new facilities in the last two years. Customers are recognizing our ability to not only improve service, but to replicate that improved service in new locations. So today, we'll give a recap of 2023 results and provide an update on our plans for 2024.

I will now turn it over to Doug for a review of fourth quarter results and full [2023] financial highlights.

Doug Col

Thanks, Fritz. Fourth quarter revenue increased by $95.4 million to a record $751.1 million. Shipments grew by 18.1% and with weight per shipment decreasing by 8.3%, tonnage growth for the quarter was 8.2%.Yield, excluding fuel surcharge, improved by 11.7%, while yield including fuel surcharge increased by 7%. These reported yield results benefit from the lighter average weight per shipment versus the fourth quarter last year.

Revenue per shipment, excluding fuel surcharge, increased 2.4% to $295.22 compared to $288.34 in the fourth quarter of 2022. Fuel surcharge revenue decreased by 3.4% and was 17% of total revenue compared to 20.1% a year ago, primarily the result of lower national average diesel prices, which are used to establish the surcharge rate in our fuel tables.

Shifting to the expense side, a few key items to note in the quarter. Salaries, wages and benefits increased 20.2% from a combination of our increased employee headcount of approximately 14% year-over-year to support our network expansion and volume growth over the last six months, and also our July 2023 wage increase, which averaged 4.1% across our employee base.

Purchased transportation expense increased by 8.4% compared to the fourth quarter last year, primarily due to increased purchase transportation miles, partially offset by a decrease in the cost per mile compared to the same period in 2022. PT expense was 8.7% of total revenue compared to 9.2% in the fourth quarter of 2022.

Purchased transportation miles were 15.4% of total linehaul miles in the fourth quarter compared to 12% in last year's fourth quarter. Fuel expense decreased by 12.1% in the quarter despite company miles increasing 7.6% year-over-year. The decrease in fuel expense was primarily the result of national average diesel prices decreasing by over 15.9% on a year-over-year basis.

Claims and insurance expense increased by 21% year-over-year in the quarter and was up 5.1%, or $0.9 million, sequentially from the third quarter of 2023. The increase compared to the fourth quarter of 2022 was primarily due to increase in accident related self-insurance and claims costs, as well as increases in insurance premiums.

Depreciation expense of $45.7 million in the quarter was 15.3% higher year-over-year, primarily due to ongoing investments in revenue equipment and our network expansion. Total operating expenses increased by 13.4% in the quarter and with a year-over-year revenue increase of 14.5%, our operating ratio improved to 85% compared to 85.9% a year ago. Our tax rate for the fourth quarter was 22.8% compared to 24% in the fourth quarter last year, and our diluted earnings per share increased to $3.33 compared to $2.65 in the fourth quarter a year ago.

Moving on to the financial highlights of our full year 2023 results. As Fritz mentioned, revenue was a record $2.9 billion and operating income was $460.5 million. Our operating ratio deteriorated by 90 basis points in 2023 to exactly 84.0%. For the full year 2023, our diluted earnings per share were $13.26 versus $13.40 in 2022.

I'll now turn the call back over to Fritz for some closing comments.

Fritz Holzgrefe

Thanks, Doug. To continue to operate with an OR in the mid-80s, given the activity in the network during the quarter is a testament to the improved operating performance of our team over the last few years.

Our customer-first focus is yielding tangible results across our organization. With a talented, growing and engaged workforce, the value proposition to our customers continues to grow.

We initially embarked on our geographic expansion in 2017 with four terminals in the Northeast. Since that time, we've opened 48 facilities as we've covered the Northeast geography while also refining the strategy to enhance our coverage in legacy markets. Throughout, we've actually seen our underlying service offering continue to improve. This success is attributable to our team across the organization who have spent countless hours supporting these initiatives.

I'm excited about the terminals acquired in January and believe this to be a once-in-a-lifetime opportunity for us to be able to bring our offerings to more markets, meet new customers and serve our current customers more efficiently. The last seven years have proven our ability to execute an organic expansion strategy. Critical to our success opening Saia facilities is an intense focus on maintaining our culture, which starts with the customer. We believe the unique opportunities at hand will allow us to systematically grow over the next couple of years as the facility additions provide an important supplement to our real estate investment pipeline.

As seen from our results over the last several years, we've shown that the ability to make substantial investments in our network to benefit our customers, while generating improved financial performance over time and efficiently and effectively deploying capital.

Saia will approach record levels of capital investment in 2024, but at no time in the company's 100-year history have we had a similar opportunity. The capital is focused on developing our terminal network as well as significant investments in our fleet, providing increased capacity and flexibility for our customers. Key to our success will be delivering the customer-first focus that started in Houma, Louisiana 100 years ago and has been refined over a century.

We continue to have significant opportunities to develop the markets around the other nearly 20 terminals that we've opened over the last two years. Although we're excited about the success of these locations to date, we see considerable runway to build density in all of these new markets.

Finally, before opening the call for questions, I would say there's still a lot of uncertainty around the strength of the economy. At Saia, we've emphasized the importance of the customer and focusing on the things that we can control. So as our industry adjusts and adapts to the evolving economic environment over the coming months, my conviction about the long-term prospects of Saia remains steadfast. Great employees, great service and a growing footprint are all key to securing our position as a long-term share-gainer in our industry.

With that said, we're now ready to open the line for questions, operator.

Operator

[Operator Instructions]

Your first question comes from the line of Jack Atkins with Stephens.

Jack Atkins

So, if we could maybe start here first with the CapEx guide for '24. Doug, I don't know if you want to take this or if it's for Fritz, but the $1 billion CapEx number, I know, obviously, part of that, a good chunk of that is related to the purchase of the Yellow terminals. But can you maybe break down the rest of that $750 million, how that's going to shake out between real estate versus equipment? And just sort of help us think about what's for 2024 and maybe what's related to CapEx beyond that?

Doug Col

Sure, Jack. Yes. Like you mentioned, I mean, of the kind of $1 billion-ish number that we target, you're right, about 1/4 of it, call it is related to the Yellow investment. And then we've got to get these terminals ready to get up and opening the ones that were in the purchase that are going to be part of our 15 to 20 openings this year. We've got some investments we want to put into them. And then there's a lot of construction going on across the network. I mean we're upsizing some major terminals in some different markets.

So in addition to the, call it, $250 [million] or so that was the initial Yellow investment, there's probably another $300 [million] plus in real estate this year. We've got a big equipment investment we're going to make this year. I mean, first of all, as volume stepped up last summer, meaningful step up 10% to 20% kind of over a matter of a couple of weeks, volume increased, our contingency planning that we have put in place had us renting some equipment, bringing in additional tractors and trailers to get ready to serve the customer. But, we want to do that with our equipment and get rid of some of those costs. So we've upped our trailer buy this year, along with just the needs for connecting the network every night and picking up everything in the city.

We've also got an opportunity to grow. A lot of these customers that we're serving value the service. And if we can put more trailers in their hands, they'll fill them up for us. So we've been trying to do that the last several years and the supply chain has limited some of those efforts, but we're going to catch up on some of that this year.

So you could see kind of, call it, $400 million to $450 million in equipment and then we've got ongoing IT investments that will approach probably $50 million, and a lot of that is related to these new openings and all. You've got to get IT in place in the terminals and whatever security technology is put in all the terminals, you've got new driver handhelds that we roll out and things like that. So those are the buckets.

Jack Atkins

Okay. No that's really helpful, Doug. Thanks for breaking it down for us like that. And I guess maybe for my follow up question, can you maybe give us an update on January trends to start the year and maybe how you're thinking about any sequential changes to operating ratio fourth quarter to first quarter?

Doug Col

Sure. I might as well add I'll give you the December numbers, too. The October and November numbers were published in the quarter and are public. In December, our shipments per day grew 16.5%, and our tonnage per day in December per workday grew 6.8%. And then as we move into January, January shipments per workday were up 11.8%. And tonnage was up 3.3%.

So the January number, just for a little commentary. I mean, we had several days, call it, six or seven days, where we had literally dozens of terminals impacted in some of those days. So that's the same for all of us. We always kid about it being an outdoor sport, and we got quite a bit of weather in January. And it will be hard to give any kind of guide. I mean it's sunny here to start February. But in some years, February has been the worst weather month for us. So we'll see how that unfolds. And then Jack, March is the most important month in Q1. And to Fritz's point, that's where maybe we'll start to get a better feel for what's going on with this underlying freight economy. That's a seasonally stronger period for us. So we'll see what things look like in March. And just in terms of the OR guide, usually Q4 to Q1 the last several years gets a little better, call it, 50 to 75 basis points better Q4 to Q1. A lot of that's depending on where the weather falls, but based on how we got out of January we think that that's still reasonable to expect. And again, a lot of it is going to be determined in March, but we're still confident that we can show some OR improvement from Q4 into Q1.

Operator

Your next question comes from the line of Amit Mehrotra with Deutsche Bank.

Amit Mehrotra

Just following up on Jack's questions. So obviously, this year is a very heavy investment year. You talked about 1Q. But Fritz, I'd love to get your perspective on what the margin expectations are for the full year more broadly? I mean there's one angle where it could be a transition year as these investments kind of hit the P&L and the volume follows after that. Or maybe there's a little bit more quicker payback from these investments. If you could talk about that and just more broadly, if you expect margins to get...

Fritz Holzgrefe

Yes. Thanks, Amit. The interesting thing about the opportunity we have here is the facilities that are in our pipeline in the year are -- they provide a range of opportunities for us. So some of them are moving into markets that are established and we're going to be able to provide some incremental benefit to the customer right away. And those you'd expect to generate be accretive to us potentially in the year. You've got other facilities that across the Great Plains states where we have partnered with agents in those markets to provide service and now we'll be able to go direct to those customers. And we're really excited about that opportunity. And feedback from customers are that they're really excited about it.

So when we think about all those things and what the opportunities are and what we're doing around focusing on our mix of business, I mean as we look at the year and if we have a reasonable backdrop, I mean, I think we ought to be able to think about a range of 100 to 200 basis points sort of OR improvement from '23. So on the top end of that range, you probably got a favorable economic sort of backdrop in the second half. But through that, I think there's a tremendous amount of opportunities to capitalize on our investments.

And we're excited about those and what it does for the customer. So on the lower end of that range, maybe that's an environment that is not quite as strong or favorable. But I think what we're doing right now is, because we've got this customer proposition that is improving over time, that even in a softer environment we have an opportunity to differentiate and we have an opportunity for our team to execute. And I think we can drive those kinds of returns even while we're making substantial investments in the business.

Amit Mehrotra

Okay. And my follow-up question, I just wanted to ask about pricing. Obviously, you took on a lot of freight in the third quarter. I think you've been trying to optimize that freight. Are we at the point now where you're happy with where we are on that business that you took on? And as you guys expand, you guys have, I guess, a sub-scale; you have holes in the national network. As you fill in more dots in the network, does it also give you an ability to kind of go back to some of your large national customers that are may be giving you discounted pricing because you don't have the full coverage? If you could just talk about the pricing dynamic from that expansion as well.

Fritz Holzgrefe

Yes. So Amit, I think it's an important point. So as we've taken this freight on, we analyze this pretty closely. And we pulled forward quite a bit of, sort of, contract renewals into the fourth quarter. Our renewal rates year-over-year, I mean, it's up roughly, the number of contracts renewed or renegotiated in the fourth quarter are up about 50% year-over-year. And our contractual renewal for the quarter, in total, was 8.7%.

So listen, we're very, very focused on that. And we're talking about making some pretty substantial investments in service for the customer this year. And when we do that, we've also got to make sure we generate the appropriate level of return to support that level of investment. So we're very, very focused on making sure that we are compensated for the service, but in order to be compensated for the service, you've got to be doing a great job. So that's kind of all together, but we're continuing to work through and understanding the value that we're providing to the customer and understanding what the impact is to the customers' freight on our network.

Operator

The next question comes from the line of Chris Wetherbee with Citigroup.

Chris Wetherbee

Maybe I want to get your perspective as sort of what -- just piggybacking on what you just noted there around price relative to some of the volume that you brought on. So I guess I'm curious how you're thinking about if you need to make any trade-offs between the opportunity for volume growth as you continue to expand the network, and then the ability to get priced on somewhat of a catch-up basis. So I guess I'm just kind of curious how you're balancing those two priorities as we're entering 2024.

Fritz Holzgrefe

We always balance that. But I think that what's incumbent upon us is that this is a very high service level that we're providing. So our team is very focused on making sure that we're fairly compensated for those service levels. So we're going to get volume growth simply by some of the network coverage we're going to add this year. That's going to be beneficial. At the same time, when we're doing that we get that priced in the right way. We'll continue to develop the OR profile over time. So I think it's an important part of our business case. And I think if you look back at the last four or five years, this is what we do. So provide high level of service and focus on making sure that we are compensated for it.

Chris Wetherbee

Okay. That's helpful. And then we've heard some mixed things about 2024 in terms of pricing being more of a sort of return to normal type year after a bunch of years at pretty elevated levels. We obviously had a significant capacity event in what was a relatively sort of soft market from a freight perspective broadly in '23. So I guess, conceptually, as you think about pricing '24 versus '23, is there still sort of more acceleration opportunity and maybe that's unique to Saia, a bigger picture. Or is it maybe more of a normalizing environment? Just kind of get a sense of what you think the sort of direction, broadly, for the industry is?

Fritz Holzgrefe

Well, I think broadly for the industry, I mean the underlying costs for the industry are inflationary, right? And I think that, that's an important note. And I think that those that choose to invest in service levels, that's probably doubly inflationary, right? So you have to really remain focused on balancing that equation. I think that the industry dynamics broadly, those trends aren't going to change in the coming year in terms of what the underlying inflationary costs are.

So I think that you'll continue to see positive pricing in the business. When I think about Saia, I think about what our relative position is and I look at our relative service, and I look at our relative sort of pricing opportunities. I think that's pretty positive for us.

Doug Col

I'd say, too, Chris, there's a case to be made that you could see another leg up in industry pricing, right? I mean the industry event happened and there was capacity there to handle it, but that's because tonnage in our industry has been negative for basically a year when it happened. But if you give, the players I see operating in our industry today, if you give us a little bit better macro backdrop in terms of industrial freight, nobody's giving away this service. They've all made investments to provide good service and improving service levels.

If the backdrop gets a little better, I'd say there's a case to be made that, if we're handling all this extra volume now, that you could see another leg up in industry pricing. So we'll have to see what the macro deals us, especially in the second half.

Operator

The next question comes from the line of Scott Group with Wolfe Research.

Scott Group

So Fritz, I think you just said you repriced 50% more of your business in Q4 than Q4 a year ago. I guess I'm wondering how do you do that? And then can you just put some perspective like what percent of the actual business was repriced in Q4? And then maybe just, Doug, maybe you can help a little bit. We've got so many moving parts with yields were up 12%, but rev per shipment was up 2% or 3%. Like how should we think about just overall yield growth going forward?

Fritz Holzgrefe

Scott, thank you for bringing up the -- let me just clarify my comments around the contractual renewals. So those would be the number of contracts year-over-year increased by 50%. So it wasn't 50% of the book of business or something like that. It was just the absolute number of contracts. The key thing with that is, as you know, those contracts are effectively pricing agreements. They don't have a volume commitment to it. So what we end up doing, we're very pleased with how that process went.

Now it's a matter of making sure that we hang on to the business going forward. But I think it's a directional indication that's pretty positive, kind of, a trend for us. So we think about it in that context. But it was the number of contracts that we physically renewed this year versus last.

Doug Col

And then, Scott, just in terms of the rate environment, I mean, you saw our GRI that we put into early in December, we pulled it forward. So if you're looking at December shipments, that early GRI might have taken a little bit of the top off of shipments. But we're okay with that, again, because it was the right thing to do. But I'd say, I mean, our revenue per shipment for the full year 2023 was still up in that low single-digit range, 4%-ish. So the cost inflation last year ex fuel was a little bit less than that. So I mean, I think pricing-- revenue per shipment in the mid-single, 3% to 4% range probably still makes sense for us. And again, a little bit better backdrop, maybe you get more than that.

But you're right, it's confusing with the weight per shipment coming down so much the yields not really telling the pricing story. But underlying pricing and revenue per shipment growth is still going to be positive, I think, in that low single-digit range.

Scott Group

Okay. And then I just want to follow up on the CapEx piece. How should we think about D&A and interest expenses here to fund it? And then should we think about this as it's $1 billion this year, but then it sort of normalizes back down in the out years, and this was a bit of a pull forward? Or is this a new run rate in your mind?

Doug Col

Yes. I mean in terms of depreciation, I mean, it's been increasing as we've expanded the footprint over the years. I mean, I'd expect another step up if we get all this equipment delivered and the timing of some of these construction investments and things. I'd expect depreciation will be up another 15% to 20%, I would guess in 2024.

You're right. I mean we ended the year with a lot of cash and we've made our Yellow investment. We're not regularly into the line or anything, but we'll be using our line and putting a little bit of debt on throughout the year. So I mean, you're going to flip from interest income to interest expense and somewhere probably -- I'd expect probably $5 million or $10 million probably in interest expense in 2024, depending on timing.

Scott Group

And then is this a one year CapEx or a multi-year at this level?

Fritz Holzgrefe

I think you obviously have the one-off related to the real estate here in the Yellow auction. I think what you're going to see over time as we grow the company, you're going to see elevated levels of CapEx investment reflective of that growth.

So I think you'd expect to see it step down and then I think you'd see it, expect to, over time, normalize. We still won't have all the levels of, or all the real estate or all the locations that we think we ultimately want to have. And in underlying all this, I think it's important to understand that the real estate line is, that we've got some pretty nice investments in the legacy network in order to support a growing business.

So I think you'll see us continue to invest in real estate over time. The fleet will have to match that. You'll see the OR improve over time. We'll be able to fund a lot of this from operating cash flow.

Operator

Your next question comes from the line of Jordan Alliger with Goldman Sachs.

Jordan Alliger

I was wondering if you could discuss the new terminal opening plan, perhaps the expectation for net new doors open, some thoughts around the timing of when this is going to get added over the quarters? And what sort of additional revenue contribution do you think this could have in your plan?

Fritz Holzgrefe

Thanks for the question. So a couple of things. As far as the timing of this, it's going to be spread out over the year. There's some of the facilities that we recently acquired that require some level of investment to meet the standard that we expect out of a facility. So they'll open in the year. The Great Plains facilities, they will open in bunch, probably more in the second half of this year. If you studied what we purchased, you'd know that we bought facilities like Laredo or Trenton, and we acquired rights to facilities in Cheyenne and St. George, Utah.

Those terminals are not in any way similar, the comparison there. So some big, some small. So I think you'll see it spread out over the year. I don't really have a comment specifically on what the revenue add is for those facilities. Because when we made those investments, and any investment, we're thinking about what the 10-year opportunity is for that and what the market share opportunity is.

Based on our history and looking back, we know that when we enter a market we have the opportunity in that addressable market. And it's important to understand the ZIP codes around those markets. And maybe in the first year, we ought to be able to get 1% of revenue in those discrete markets or 1% market share. And we've shown that we can do that. So I think what you'll see over time is that will be part of our growth for the year, as well as ongoing initiatives. Don't forget about the last several facilities, actually the last 20 that we've purchased, that there's still a lot of opportunity there for us as well. So I think we're pretty pleased with what the opportunities are for us.

Doug Col

On the door count part of your question, we ended the year with about, call it, 8,700 operating doors. Based on our 15 to 20 kind of openings planned, we could add another 8% or 9% probably to the door count if we got all those open. And then there's probably -- I think we've got another 10 relocations planned during the year and a couple of terminals that we're expanding. And the aggregate door additions from those efforts too could be another 4% or 5% of the door count.

So again, that's the plan as we walk into the year, and we'll see where we'll get done. And like all years, too,. I mean, if things unfold differently versus plan throughout the year, if the macro environment worsens or gets better, you can see us slow it down or speed it up a little bit with these openings. So there will always be that kind of factor where it's hard to put a single point on it, but those are the magnitude of the additions we're planning.

Operator

Your next question comes from the line of Jonathan Chappell with Evercore ISI.

Jonathan Chappell

To that point on relocations and net doors, I mean, it sounds like you're going to be moving out of some of the terminals you're currently in to upsize or go to better geographic locations for these new terminals that you've acquired. Any sense on how many terminals you'll actually be closing? And the reason I asked that -- or I should follow up and say and what's going to happen to those terminals? Do you imagine selling those back to like a regional LTL competitor? Or do you think they'll leave the market? Just asking in regards to the view that all the Yellow capacity is going to come back online versus the potential for net subtractions as you open some of the newly acquired terminals.

Fritz Holzgrefe

I don't know that I've got a good view on what the fate is of the facilities that we might exit. I think we're still waiting over time to see how the industry repositions the assets that have been redeployed here. If you look at Saia's growth discretely over the last number of years, I mean, we've made -- a lot of our footprint expansion has been tied to adding facilities and opening doors that some of our larger competitors may be exiting.

So as we continue to grow, I mean, theoretically, those that are sort of below us may take on some of that. So I think it's probably still early to call on where our's specifically go, but I think that a fair number of the ones that were in the industry likely will exit the industry because as you watch the auction process unfold, you saw that not all of them cleared. So I think there's some number of those that probably leave the market entirely.

Jonathan Chappell

Okay. And then for the follow-up, you've obviously filled some geographic holes with these acquisitions and the organic growth. As we think about filling out kind of major areas of need, so to speak, how does that kind of filter through with pricing with your national accounts? If you have better geographic coverage like a massive big box retailer or a massive industrial consumer, does that really push the pricing needle with that major national customer as well?

Fritz Holzgrefe

It certainly helps, and it gets you some at bats with customers that have very high levels of service requirements. And we've got some incumbent large accounts that they look at our footprint, and they're really excited about what we've just added. Because for them, we help solve a problem. They appreciate the very high level of service that they're getting from Saia right now, and now we can go more points with those customers, they value that. And we like some of the customers that consider us strategic in those situations, those are people that are paying for service and greatly value service.

And for them, they make money and their business is dependent upon a supply chain and LTL partner that is reliable and on time and low damage. So they're not worried about necessarily pricing per se. They're thinking more about value. So in that scenario, having more at bats for them, that's a win for us and we like that. And we're seeing that as we deal with a lot of the larger national accounts that have been satisfied with what they've been getting from us.

Operator

Your next question comes from the line of Ken Hoexter with Bank of America.

Ken Hoexter

Fritz and Doug, the groundhog said it's an early spring so, Doug, on your weather concern for February, March sounds like you're all set. Doug, can you talk a bit about your life cycle of conversion? You brought on a lot of operating expenses ahead of time to handle all the freight that you won early last year. Maybe can you talk about the progress you're making and how we should think about that as we move through '24?

Doug Col

Sure. I mean, I'll take a shot. I'd like to think it's, kind of, leveling out. I mean you've seen a major step up the last six months in terms of our growing the workforce to meet these kind of new normal volume levels. And I was really pleased Q3 to Q4 with how we continued through that process. Our headcount number is growing. So Q3 end to end of the year, the headcount was up right about around a little over 3%, I think. But our FTEs, if I think about how we're managing the use of those folks, our FTEs were only up about 0.5% on average Q3 compared to Q4.

So again, I mean, we do it every year seasonally throughout the business, and this was just kind of exaggerated. But we know we need that trained and well-positioned employee count because soon enough, like you say, we'll be getting into spring. And with these new normal volume levels, just the costs that come on is kind of fixed. Dock and driver costs for example, which is where most of the hires are happening. As we build density in the business and seasonally, as density builds, they become more variable.

I've already kind of absorbed the cost. And now as I make them -- got more freight from the handle and all, I get those efficiencies. So I think we've been pleased with it. And let's see, we look forward to getting out into the seasonally stronger period and see how it flows through.

Ken Hoexter

So just to clarify that then, Doug. So you've got the people that you needed. You're getting the equipment, which was your concern. You mentioned the lease stuff. So the added cost now will be the D&A focus and maybe more wage growth or maybe -- but you've already got them at the ready? Is that -- just trying to understand where we should see incremental costs relative to the volume growth leverage you can get from that.

Doug Col

Yes. Well, you'll just see better utilization or better efficiency across those costs you've added, because now you'll start adding volume to them. It's volume because we're opening new markets and can bring in new business and its volume because seasonally we expect things to get better.

Ken Hoexter

And then the...

Doug Col

Kind of tracking margins, Q3 into Q4 is kind of tough because Q4 is always a seasonally softer quarter. You've got additional holiday noise in the fourth quarter. So it's always hard to kind of compare how I'm doing in Q3 versus Q4. It's just a different, kind of, cadence on the seasonal trends, which you have to manage through every year. And this year was exaggerated because, like you said, the workforce was ramping up. You're typically not doing that Q3 to Q4.

Ken Hoexter

Fritz, you mentioned the pace of, I guess, the contract renewals, or the number of contracts. Can you talk about the percent of book yet to reprice or maybe the pace of renewals? Has that accelerated at this point? And then the capacity you have -- excess capacity, where are you entering, I guess, as you add the additional doors and service centers?

Fritz Holzgrefe

Yes. So from here, I would expect the contract renewals to be pretty ratable for the balance of the year. But you know what, as the mix of business as we continue to assess what we're taking on as part of the sort of industry disruption, right? I mean, freight is moving around a bit from carrier to carrier here, too. So as we continue to assess what's coming our way, we may push again on those renewals to maybe accelerate some of that.

But I think it's important for us to continue to manage that mix. And that's kind of what we started off with in Q4. When you think about capacities here, so I think we feel pretty good at any point in time in the network, and it's all dependent on where that freight comes from. We had a real pinch point in Salt Lake City, as an example, last year.,And we've added a facility that's significantly bigger than where we were, and that has freed up capacity in that market. So for us, we manage it market to market.

And I think in total, you'd say that we've probably got 20-ish percent sort of excess capacity. But you're also seeing us make a pretty significant investment here in our fleet, namely to make sure we've got ample capacity to continue to provide really high levels of service. We want to invest ahead a little bit there so that we're in a position that when that customer has that extra drop trailer or that extra opportunity in a new facility that we're in a position to get that business and do a great job for them.

So we like the overall position of where we are. We study it market by market. As we grow, we're continuing to invest in those pinch points. But I think we feel pretty good with where we are.

Operator

Your next question comes from the line of James Monigan with Wells Fargo.

James Monigan

Could I get a little bit more context around the growth cost and kind of follow up on the prior question a bit. Is there a way to sort of think about the utilization headwind on headcount and the usage of PT in fourth quarter is like 100 or 200 basis points? Just trying to understand that in the context of that full year OR improvement that you're talking about. Is it really just utilization coming through? Or are you getting a positive cost spread that adds to that too?

Doug Col

Well, I don't know. I mean, on the PT line like when I think about Q4, I mean, 15.4% of our linehaul miles were purchased in the fourth quarter. And while that was up year-over-year, we brought it down from 18% at the end of Q3. So again, that's just something we have to manage as we get drivers onboarded in a position to drive for us, that helps us take PT out. As we move into 2024, I think we feel a lot better positioned, in terms of our ability, to handle our linehaul needs with our own workforce.

So that's good. PT might be an opportunity. If volumes bounce back really strong and somehow we get a macro tailwind or something, we effectively utilize PT. So it comes and goes. But I think in general, having to staff up in a period where, seasonally, you might not otherwise be doing so was a challenge. And I was pleased to see that Q4 was better than Q4 a year ago, and we'll try to build on that this year.

James Monigan

Got it. But I guess, is better utilization of the workforce the majority of that 100 to 200 basis point improvement full year to full year for the OR?

Fritz Holzgrefe

No. I think that what you have to look at, when we study that, we talk about pricing opportunity over time, freight selection opportunity over time. We talk about linehaul optimization over time. Not only is that how we utilize PT, but it's also how we utilize our own assets. Driving the load averages, those sorts of things. It's rather than handing off freight to an agent to make that delivery in the Great Plains states, that's having a Saia flagged truck making that delivery, right? That's building scale in that network. So all those things together around providing that value proposition, that's what drives the OR improvement over time. We'll invest in the business to continue to maintain that and improve it.

As you build scale in the business naturally, and we've said this all along when it comes to PT, as you build scale in the business you have the opportunity to build your own linehaul network internally because you have the appropriate scale to do that. In some cases, as in a smaller company, you use maybe a little bit more PT simply because you don't have the infrastructure or the balance of the network. So you use PT assets to leverage that opportunity to service the customer. Now as you grow your business, you have the opportunity to further balance lanes across the network and use a little bit, relatively, less PT. Because you're using more of your own assets. But important, all of that, the biggest driver of value in Saia's business without a doubt is getting the pricing right, getting that mix of the business right. And that's the most critical thing to OR improvement.

James Monigan

Got it. Helpful. And just real quick, you mentioned higher capital to support higher-quality service. How should we sort of think about the maintenance capital for the higher quality service? For like high quality service, what's sort of the maintenance CapEx requirement?

Doug Col

Well, I think it's important probably to give a kind of longer-term outlook. Let's kind of see what the network looks like year in and year out. I mean, we've opened 25 terminals in the last three years. We've got plans to open 15 to 20 this year and adding the equipment to support the network expansion as well as our share gains and higher volumes. It's a moving target. The fleet is getting bigger. The footprint is getting bigger.

So I think the good carriers in our industry on an ongoing basis have always put 12 to low double-digit percent of revenue back into the business. So maybe longer term, that's what you model for. But like Fritz said, we've still got an opportunity to make this network more competitive, and that means investing.

Operator

Your next question comes from the line of Tom Wadewitz with UBS.

Tom Wadewitz

Wanted to see if you could offer some kind of broad thoughts on how we might think about shipment or tonnage growth. When you look at the second half of this year, obviously, a big step up in Yellow business is driving growth in first half. But when you think about, I guess, maybe one framework would be if the freight market stays kind of flat, I think given your capacity expansion and strong service, you'd expect to grow, is that like low single digits? Is it more than that?

And then if you actually saw a pickup in the freight market, if you saw a bit of a cycle lift, what kind of growth could you get given stronger freight and given your capacity expansion? I know it's not precision, but just directionally, how should we think about kind of those two scenarios?

Fritz Holzgrefe

Thanks, Tom. The way I think about this is you've got to start with what you think the macro assumption is going to be in the second half, and that's kind of that -- whatever that is. And from my perspective, I think it's probably a pretty -- I don't see anything that would say that it's going to be a big change. But it could be, right? In the second half, we could see growth that comes out of that.

What I would specifically say though, as I look at Saia's position in the market, I look at this as we open these facilities. We're on an equal footing with some of the other national carriers. And I think from a quality perspective, I think we're on a leading position versus some of the national carriers. And I think that is if we continue to focus on the right mix of business, there's a share gain for us, opportunity, not only in the first half as things continue to settle, but into the second half.

So I think it's in a more tepid environment, it's probably at the low end of any sort of range, right, in terms of shipments and tonnage growth. But I think that focusing on what we can control, there's an opportunity for us to continue to grow through the market. Now in a more limited sort of economic environment in the second half, it's probably a little bit slower. But the opportunity is there for us, and we're very focused on that.

Tom Wadewitz

Okay. And then the other question would just be like so you've added people in 4Q, I guess you're probably more calibrated to the volume you anticipate on the people side than the terminals, right? The doors can sit there even if you don't use them, but the people you don't want them sitting around. So what would you say, given the current headcount level, what have you calibrated for, in terms of shipment growth, given the 1,500 you added? Is it like mid-single? Or is it different than that in terms of shipment growth?

Fritz Holzgrefe

Yes. I mean I think it's probably consistent with what we've seen from the trends we've had in the last few months. Doug gave us the update on. I think we feel pretty good about our positioning there. We feel pretty good about our ability to further scale from here if we need to. But yes, I think we're appropriately positioned right now. But as we go into a seasonally peak times, I think we continue to scale up from here, and that's our tradition. That's what we've -- that's kind of how we've operated it. So I feel pretty good about our value proposition to attract people as we need, and I feel pretty good about where we're staffed right now.

Operator

Your next question comes from the line of Jason Seidl with TD Cowen.

Jason Seidl

You talked a little bit about the trends in January on a tonnage basis. Clearly, as you mentioned, weather was a little bit of a hit. If we exclude weather, are you guys in that sort of up 5% to 6% range? Is that how we should think about it?

Doug Col

Well, I mean, it's probably better to talk about shipments. Shipments per workday up 11.8%. Definitely, a little bit of the shine was taken off that from weather. I mean we've continued to see a weight per shipment impact from some of the business we've picked up since last summer's event. So I'd say the 11.8% shipments per workday would have had some upside. We, as all of our other competitors had a lot of days impacted in January by weather. And your terminals are just either closed or they limited operations or they're making a few deliveries, but they're not able to pick up freight, the customers closed, that kind of thing.

So that's not unusual for January or February. It just happened, but I'd say thinking about the 11.8% number, it could have been better.

Jason Seidl

Okay. Fair enough. And as we think about -- you guys obviously took on a bunch of terminals here from the Yellow dispositions. But there are still a bunch of other leases that have not been doled out yet. Is there anything on there that you guys could acquire as well?

Fritz Holzgrefe

So Jason, we are aware of everything that's still in the market, and we, kind of, continuously look at those assets as well as others in our pipeline. So yes, that's part of potential opportunity for sure. And maybe some of those assets are particularly attractive to a competitor, and maybe that's an opportunity for that competitor to move from their current facility to a new facility. And then maybe that creates an opportunity for us in another facility. So it's, yes, I think there's potentially some opportunities.

Jason Seidl

And do you know the timing of the next round of those assets?

Fritz Holzgrefe

Good question. We monitor very closely. I'm not aware of anything right now.

Operator

Your next question comes from the line of Bruce Chan with Stifel.

Bruce Chan

Just a couple of cleanups here. You talked about the OR progression a bit. But when you think about the SWB line specifically, is that growing faster than other expenses this year due to that elevated headcount? And if so, by how much or is there maybe some offset there because you've got less overtime spend?

Maybe just some comments around the potential squeeze on that line item.

Doug Col

I mean, I expect it to go up, right? I mean as we bring on our own employees and like just trend-wise, have been able to get folks onboarded and trained and stuff. That will put upward pressure on that line. And on the driver side, you'll probably benefit because we removed some PT where we decide to do and things like that. And then we still have wage inflation out there.

So as we open new terminals, we've got to get them staffed before the opening, so we can get them trained and everything like that. So the ramped-up opening plan, the preopening expenses go up and some of that's wages. So yes, I think that line will be -- you're going to see wage increase, salaries, wage and benefits increase.

Bruce Chan

Okay. That's helpful. And then just on the PT side right now, how much rail are you using in that outsourced percentage? And directionally, as you think about it long term, do you expect that number to go up or down or stay relatively flat?

Doug Col

Yes. I mean it's come down. I mean we needed to move the freight, a lot of it was in lanes where we couldn't optimize and use rail when things really ramped up last July, August, September, even into October. So we were heavier there on the truck side for a while. And it's probably in this environment, it's more normalized back at that kind of low 60%, high 30% range truck to rail and we'll see seasonally what develops. And that's generally how that team manages it. When they get a chance to, they'd love to use rail.

Operator

Your next question comes from the line of Ravi Shanker with Morgan Stanley.

Ravi Shanker

I think you said that you have about 20% excess capacity in the network right now. Just given the CapEx number are you looking to expand that closer to 25% to 30%? Or kind of what's the normal run rate? Do you expect to stay at 20%?

Fritz Holzgrefe

Yes. I mean I think we would expect that CapEx is going to help us expand that, right? And more on the equipment side. So particularly at trailer investments. So those are important that gives you flexibility, the incremental value you can provide to your customer, that's really important. So we'd look to drive that capacity a bit there. Expand that capacity a bit.

Ravi Shanker

Got it. And maybe just a related follow-up. I think just given like post the Yellow auctions kind of given how much of the LTL capacity kind of stayed within the LTL space, and given the step-up in organic CapEx you're seeing from you and some of your peers, is there a risk that not as much capacity comes out of the network as we all thought like back in June or July? Kind of what's the risk that in may be some of the kind of less disciplined players in the space kind of run away a little bit?

Fritz Holzgrefe

Well, I mean, yes, you're going to see natural growth in the industry. You're going to see -- so people are making their investments to support their business model and plans.

I don't think that you're going to see all that capacity come back to the industry. What percentage of that remains to be seen. But, as I look at it, the only places that we're adding new greenfield facilities is when they're in markets where there isn't anything available. So I don't know that -- that's not material to the market, generally.

And I think in the others, what you're seeing is at least some percentage of that capacity from Yellow is being redistributed, but I don't think all of it's coming back. I mean they weren't operating, at its most basic level, they weren't operating at capacity. So they had surplus capacity in that business anyway. So I don't suspect that that would become new capacity in the industry. So a lot of it's just going to be redistributed.

Operator

Next question comes from the line of Eric Morgan with Barclays.

Eric Morgan

I wanted to ask another on pricing. You had the above-average GRI in December. So I was just wondering if you could talk about how customers responded to that? Do you see more or less volume impact than you were expecting? And does it give you any insight into how you can tackle closing the pricing gap to some of your peers?

Fritz Holzgrefe

I think that what we would say is that the reaction to the GRI is pretty consistent with what we've seen historically. I don't know that any of that was materially different one way or the other. I think it is important, though, I think we need to highlight that the GRI was in December, right? So there are a lot of externalities, could be holiday, it could be weather in that period of time. But from what we've seen so far, it's the typical level of acceptance there. The good thing is that we're maintaining that high level of service. So it's a little bit hard for somebody to switch.

And I think, generally speaking, over time, you saw the contractual renewal in the fourth quarter plus 8.7%. You saw the GRI, I mean that speaks to the initiatives around making sure we get the pricing right and the mix of business right.

Eric Morgan

Appreciate that. And maybe just a quick follow-up on service. You've been at the, I guess, 0.6% claims ratio for a few years now. Obviously, maintaining that with all the volume you took on is pretty impressive. But I guess just given the CapEx number this year and talking about capacity and service, do you think this is a year where we can see kind of a step function improvement in that claims ratio? Or is it kind of steady improvement over time, a better way to think about it?

Fritz Holzgrefe

I think you'd see steady improvement over time. But let's be clear. That's a pretty low number as it is right now and how we calculated and reported, that's a pretty good number.

It's a differentiating number. And it's a number that, although it has been a bit steady, it is consistent. And customers really expect consistency. And I think the other thing that customers really care about is that you pick up the freight and you deliver it when you say you're going to deliver it. So if you think about the capacity investments that we're making around our fleet, that's all about making sure that you also hit the other service metrics that are critical for the customer.

So certainly, we don't damage the freight, but we also have to be able to pick up the freight and deliver it when the customer expects. So those are also part of that service equation. So those are all things that we're doing. And then you add in the fact you add terminals and markets close to where the customer needs you to be, that further enhances your ability to deliver services. So service is defined by more than just claims.

Operator

Next question comes from the line of Stephanie Moore with Jefferies.

Stephanie Moore

Maybe it would be helpful if you could just touch a little bit on what you're seeing and maybe some of your end markets here. I think it's pretty clear that the environment remains pretty weak, but maybe any pockets of strength or commentary that you're hearing on either end of that to the positive or the more negative?

Fritz Holzgrefe

Yes. Thanks for that. What's interesting right now is that I would say that what we see across the business is it's pretty uniform. So I don't really have a good call out either for a region or for a vertical. Which is important, right? So that's actually an insight there in the sense that we're happy with what we're seeing in the end markets. But, there's not a call out one way or the other.

Operator

Your next question comes from the line of Bascome Majors with Susquehanna.

Bascome Majors

If we go back to three years ago, you were at 170 terminals, talking about adding 10 to 15 a year, line of sight to get above 200. And where we sit today with this opportunity to pull that forward a bit, it'll be at 210, 215 by year-end, if all goes as planned. Can you walk us forward, what does the real estate plan look like in three years, five years? Just any sort of vision on where this can go and when we get to the point where you think the network is where it needs to be geographically?

Fritz Holzgrefe

Yes, it's a good question. I think we're, candidly, in a little bit of uncharted territory for Saia, which is a pretty exciting place to be.

I think as you look at the national players, the bigger folks than us, they have a bigger footprint than we do. So I think there's some runway beyond the 212, 215 number. I think there's probably 10 plus per year for a couple of years after that, potentially. But I think what's really important on the investment piece, and we're already kind of getting there, where, when you scale the business like we have, some of your important facilities become -- I don't want to say they're not pinch points, but ones you have to invest and kind of further develop those facilities.

I mean, case in point, Harrisburg facility, which we moved into in 2018 or so. And we have -- we're basically going to double the capacity of that facility here in the balance of this year. And that is all reflective of Northeast kind of growth that we've seen, the business sort of density we've seen develop over time. So I think you'll see us continue to make those kinds of investments in markets. So I think maybe it's not incremental pins on the map but it will be sort of investments in sort of legacy facilities that just have got to scale with a business that's a national-level business with growing market share. So I think there's an interesting redeployment of capital that remains for this business for some time.

Operator

Your next question comes from the line of Tyler Brown with Raymond James.

Tyler Brown

Fritz, just real quick. Is the thought that the leased facilities that you took on will be put into service first? I'm assuming those lease payments will kick in fairly immediately. And then will the facilities that you acquired be kind of effectively, call it, stocked on the balance sheet and will be judiciously leaked out into the market maybe over this year and next?

Fritz Holzgrefe

Yes. I think the -- that's a good insight, Tyler. The gating item around opening facilities, one, if there's a lease facility, we're going to make sure that it's a place that meets the Saia standard in terms of safety and a good place for a colleague to come to work everyday. So we're going to make the needed investments there. We'll make sure that if it remains to be leased, that it's got the appropriate sort of term and such. So yes, those would probably move closer to the front of the list. The other element you look at is, in some cases, you have a facility that maybe has got some sort of local zoning requirement that says you've got to be active in business to be able to maintain zoning. So those would be next in line.

And then there are also ones that just have a real meaningful market opportunity, which we've moved those in line. Now some of the others, all the ones we purchased have significant value to us longer term. Some of them may just simply be an upsize or a lease replacement. The ones that we don't open this year would be sort of available and we make the important upgrades and put into service at a later time. So that would be how we manage that.

Tyler Brown

Yes. No, that is extremely helpful. But Doug, I want to come back to a prior question, so it takes me a second to get it all straight. But there's obviously a ton going on with the network, super exciting. But did you say that there's maybe 8% to 9% door growth from acquired and leased facilities and then another 4% to 5% from expansion? So in aggregate, call it, 12% to 14% on the door side, net in '24.

Doug Col

If we ended up opening all of 20, for example, Tyler, and then we relocate what we've got planed to relocate and the expansions, Fritz mentioned, your numbers are right. So if we did everything that's what it could be this year.

Fritz Holzgrefe

Tyler, you know when we think about network expansion, we don't think about this year, we're looking at a 10- or 12-year horizon. So those doors, that's all about runway.

Tyler Brown

Sure. No, absolutely, get it. Fritz, this is a bit of an esoteric question. So maybe you want to tell me or not. But I think it will help maybe conceptualize the power of the footprint. So do you have any idea what your interline mix of P&D is today versus, say, 5 to 10 years ago? Because I assume it's way down, but it still likely has an opportunity to go to virtually zero which I would assume internalizes margin and it gives you control over service.

Fritz Holzgrefe

Tyler, you broke up just a little bit at the beginning. I want to make sure I got this right. You were referring to -- you said interline?

Tyler Brown

Yes. Sorry about that. What is your interline mix of P&D today versus 5 to 10 years ago? Because I assume it's way down but there's still an opportunity to go to zero, and that just gives you control over your service.

Fritz Holzgrefe

Yes. Great. I don't have the number, Tyler, but you're right. That's a tremendous opportunity for us, right, in terms of certainly, there's the cost element in building the density around that network. But from a customer perspective, that customer experience is so critical in those markets, absolutely, that will be a positive.

Doug Col

And along with that, I mean, not splitting the revenue, right?

Fritz Holzgrefe

Yes.

Operator

I will now turn the call back over to Fritz Holzgrefe for closing remarks. Please go ahead.

Fritz Holzgrefe

Yes. Thank you for taking the time to join us to talk about the compelling opportunities for Saia. We're excited to start the 100th year of our company with a really, really exciting investment opportunity, growth opportunity, and we look forward to talking about those successes at the end of the next quarter. Thank you.

Operator

Ladies and gentlemen, that concludes today's call. Thank you all for joining, and you may now disconnect your lines.